Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Executive Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Financial Results for the
First Quarter of 2026

Pathfinder earns $0.38 per share in the first quarter of 2026 while growing core deposits and commercial loans, expanding net interest margin from the fourth quarter of 2025, and reporting credit performance that benefited from last year’s loan portfolio review and reserve build

OSWEGO, N.Y., April 29, 2026 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC) announced its financial results for the first quarter ended March 31, 2026.

The holding company for Pathfinder Bank (“the Bank”) reported net income attributable to common shareholders of $2.4 million or $0.38 per diluted share in the first quarter of 2026, compared to a net loss of $5.6 million, or $0.88 per diluted share in the fourth quarter of 2025 and net income of $3.0 million or $0.47 per diluted share in the first quarter of 2025.

First Quarter 2026 Highlights and Key Developments

•
First quarter 2026 net income reflected a $168,000 provision benefit attributed to lower net charge offs and overall credit performance that resulted in a small reserve reduction for loans in the first three months of this year. Fourth quarter 2025’s net loss resulted primarily from an $11.2 million credit loss provision expense, reflecting a risk-based reserve build that increased the allowance for credit losses (“ACL”) following a forward-looking assessment of loans with unique risk characteristics identified through a comprehensive review of approximately 90% of the Bank’s commercial portfolio. First quarter 2025 provision expense was $457,000.
•
Specific reserves, including those previously established in conjunction with last year’s comprehensive commercial portfolio review, represented 63.8% of the Company’s ACL at the end of the first quarter of 2026. The ACL was $29.0 million, or 3.24% of total loans, on March 31, 2026, compared to $29.4 million, or 3.28% of loans, on December 31, 2025, and $17.4 million, or 1.91% of loans, on March 31, 2025.
•
Loans totaled $895.2 million at March 31, 2026, compared to $896.7 million at December 31, 2025, and $912.2 million on March 31, 2025. Commercial loans grew to $549.5 million or 61.4% of total loans at March 31, 2026, compared to $543.7 million at December 31, 2025, and $542.7 million at March 31, 2025.

•
Deposits totaled $1.21 billion at March 31, 2026, compared to $1.18 billion at December 31, 2025, and $1.26 billion at March 31, 2025. Core deposits grew to $993.7 million or 82.01% of total deposits at March 31, 2026, compared to $947.2 million at December 31, 2025, and $990.2 million at March 31, 2025.
•
Net interest income was $10.3 million in the first quarter of 2026, compared to $10.5 million in the fourth quarter of 2025 and $11.4 million in the first quarter of 2025. Net interest margin (“NIM”) was 3.10% in the first quarter of 2026, compared to 3.09% in the linked quarter and 3.31% in the year-ago period. Approximately $347,000 of net interest income and 10 basis points of NIM in the year-ago period reflected 2024 interest recovered from loans removed from nonaccrual status and income from prepayment fees in the first quarter of 2025.
•
Noninterest expense of $8.7 million represented 2.48% of average assets on an annualized basis in the first quarter of 2026, compared to $9.2 million or 2.51% of average assets in the fourth quarter of 2025 and $8.4 million or 2.33% of average assets in the first quarter of 2025.
•
The efficiency ratio was 75.65% in the first quarter of 2026, compared to 74.96% for the fourth quarter of 2025 and 67.19% in the first quarter of 2025(1).
•
Pre-tax, pre-provision (“PTPP”) net income was $2.8 million in the first quarter of 2026, compared to $3.1 million for the fourth quarter 2025 and $4.1 million in the first quarter of 2025(1).
•
Quarterly cash dividends payable to common stockholders of $0.10 per share were declared on March 30, 2026 and are payable on May 8, 2026.

“We’re pleased to report first quarter results that included positive earnings momentum, core-deposit and commercial-loan growth, and sequential-quarter NIM expansion, as well as lower net charge offs and overall credit performance that benefited from the comprehensive portfolio review and meaningful risk-based reserve build completed last year,” President and Chief Executive Officer James Dowd said. “We believe that the Company is appropriately reserved for potential exposures to the commercial credits with unique risk characteristics that we identified in 2025’s portfolio review.”

Dowd added, “Throughout 2026, we intend to continue strengthening Pathfinder’s relationship-based core deposit base and driving high-quality commercial loan growth, while intensifying efforts to prudently increase local residential and consumer lending within in our Central New York markets, supported by significant liquidity, a strong balance sheet, and a robust credit framework.”

(1) Non-GAAP financial metric. See “Notes on Non-GAAP Financial Measures” and non-GAAP reconciliation included herein for the most directly comparable financial measures.

Net Interest Income and Net Interest Margin

First quarter 2026 net interest income was $10.3 million, a decrease of $170,000, or 1.6%, from the fourth quarter of 2025. A decrease in total interest and dividend income of $792,000 in the first quarter of 2026, from the linked quarter, was primarily attributed to an average yield decrease of 13 basis points on all interest-earning assets. A 26 basis point decrease in average loan yields in the first quarter of 2026, from the linked quarter, is primarily driven by the transfer of three commercial relationships to nonperforming status as well as maturities and payoffs of higher yielding loans and their replacement with new originations at lower rates. A 17 basis point increase in taxable securities average yield in the first quarter of 2026, from the linked quarter, reflected a decline in average taxable investment securities balances which the Company views as temporary. In addition, average balances of loans, taxable securities and tax-exempt securities declined in the first quarter of 2026, from the linked quarter, by $2.8 million, $23.4 million and $314,000, respectively. Compared to the linked quarter, first quarter 2026 income from loan interest, taxable securities, tax-exempt securities and dividends decreased by $626,000, $82,000, $50,000, and $34,000, respectively, while income from federal funds sold remained flat. A decrease in total interest expense in the first quarter of 2026, from the linked quarter, of $622,000 was attributed to a 17 basis point decline in the average cost of total interest-bearing liabilities, including a reduction of 23 basis points in the average cost of interest-bearing deposits that was partially offset by increases of 6 basis points in the average cost of borrowings and 161 basis points in the average cost of subordinated loans. Fourth quarter 2025 average cost of subordinated loans benefited by 136 basis points, or $103,000, from a reversal of deferred expenses related to subordinated notes that reset from fixed to floating-rate interest after October 15, 2025.

First quarter 2026 NIM was 3.10%, compared to 3.09% in the linked quarter. The 1 basis point increase from the linked quarter resulted from a reduction in the cost of interest-bearing deposits and other liabilities, which more than offset lower earning asset yields.

First quarter 2026 net interest income was $10.3 million, a decrease of $1.1 million, or 9.4%, from the year-ago period. Approximately $347,000 of first quarter 2025 net interest income reflected 2024 interest recovered from loans removed from nonaccrual status and income from prepayment fees. A decrease in total interest and dividend income of $1.9 million in the first quarter of 2026, from the year-ago period, was primarily attributed to an average yield decrease of 38 basis points on all interest-earning assets. Average loan yields decreased 49 basis points from the year-ago period, reflecting in part a 15 basis point benefit recognized in the first quarter of 2025 attributable to 2024 interest recovered on loans removed from nonaccrual status and income from prepayment fees. The remaining decrease was driven by maturities and payoffs of higher-yielding loans, new originations at lower rates, and elevated nonperforming loans for which specific reserves were established as appropriate prior to the first quarter of 2026. A 14 basis point decrease in taxable securities average yield in the first quarter of 2026, from the year-ago period, reflected a decline in average taxable investment securities balances which the Company views as temporary, as well as decrease in average yield due to a declining rate environment. In addition, average balances of loans, taxable securities and tax-exempt securities declined in the first quarter of 2026, from the year-ago period, by $14.1 million, $39.3 million, and $1.0 million, respectively. Compared to the year-ago period, first quarter 2026 decreases in income from loan interest, taxable securities, tax-exempt securities, and dividends of $1.3 million, $586,000, $67,000, and $44,000, respectively, were partially offset by an increase in income from federal funds sold of $73,000. A decrease in total interest expense in the first quarter of 2026, from the year-ago period, of $868,000 was attributed to a 22 basis point decline in the average cost of total interest-bearing liabilities, including a reduction of 31 basis points in the average cost of interest-bearing deposits that was partially offset by an increase of 34 basis points in the average cost of borrowings, as well as an increase of 230 basis points in the average cost of subordinated loans that reset from bearing fixed to floating-rate interest after October 15, 2025.

First quarter 2026 NIM was 3.10%, compared to 3.31% in the year-ago period. The decrease of 21 basis points primarily reflected lower earning asset yields that more than offset the reduction in the cost of interest-bearing deposits and other liabilities. In addition, approximately 10 basis points of NIM in the year-ago period reflected 2024 interest recovered from loans removed from nonaccrual status and income from prepayment fees in the first quarter of 2025.

Noninterest Income

First quarter 2026 noninterest income totaled $1.1 million, including a loss of $203,000 for fair value adjustments made in the period to $6.3 million in substandard loans that were transferred to held-for-sale status in the fourth quarter of 2025. Active sale negotiations remain ongoing. Fourth quarter 2025 noninterest income of $1.3 million included a loss of $398,000 that was recorded with the initial transfer of these same loans to held-for-sale status, as well as a loss of $37,000 on the sale of premises and equipment, and a reduction of $115,000 for final settlement costs associated with the insurance agency business sold in October 2024. First quarter 2025 noninterest income totaled $1.2 million.

Compared to the linked quarter, first quarter 2026 noninterest income reflected increases of $27,000 in debit card interchange fees and $26,000 in earnings and gain on BOLI, as well as a decrease of $5,000 in service charges on deposit accounts. In addition, compared to the linked quarter, first quarter 2026 noninterest income also reflected increases of $53,000 in gains on sales of loans and foreclosed real estate and $14,000 in loan servicing fees, as well as decreases of $591,000 in net unrealized gains on marketable equity securities and $2,000 in net realized losses on sales and redemptions of investment securities. Net unrealized gains on marketable equity securities, which include two limited partnership equity method investments, remains a variable contributor to noninterest income, decreasing $591,000 in the first quarter of 2026 from the linked quarter.

Compared to the year-ago period, first quarter 2026 noninterest income reflected increases of $94,000 in earnings and gains on BOLI, $138,000 in debit card interchange fees, and $2,000 in service charges on deposit accounts. In addition, compared to the year-ago period, first quarter 2026 noninterest income included increases of $121,000 in gains on sales of loans and foreclosed real estate and $3,000 in net realized losses on sales and redemptions of investment securities, as well as decreases of $142,000 in net unrealized gains on marketable equity securities and $12,000 in loan servicing fees. Net unrealized gains on marketable equity securities, which include two limited partnership equity method investments, remains a variable contributor to noninterest income, decreasing $142,000 in the first quarter of 2026 from the year-ago quarter.

Noninterest Expense

Noninterest expense totaled $8.7 million in the first quarter of 2026, compared to $9.2 million in the fourth quarter of 2025 and $8.4 million in the first quarter of 2025.

Salaries and benefits expense was $4.9 million in the first quarter of 2026, decreasing $67,000 from the linked quarter and increasing $407,000 from the year-ago period. The decrease from the linked period primarily reflected seasonally higher employee benefit expenses and a year-end pension plan expense adjustment in the fourth quarter of 2025, partially offset by general increases in salaries and seasonal payroll tax fluctuations recognized during the first quarter of 2026. The increase from the year-ago period was primarily driven by general increases in salaries and strategic changes in workforce composition since early 2025, with the addition of more senior, key personnel across the organization, as well as higher payroll taxes and stock-based compensation in the first quarter of 2026.

Building and occupancy expense was $1.3 million in the first quarter of 2026, decreasing $10,000 from the linked quarter and decreasing $20,000 from the year-ago quarter. The decreases from the linked and year-ago quarters reflected modest reductions across multiple building and occupancy expense categories, partially offset by higher utilities costs.

Data processing expense was $733,000 in the first quarter of 2026, increasing $35,000 from the linked quarter and increasing $67,000 from the year-ago period. The increases from the linked and year-ago quarters reflected higher costs primarily associated with data, ATM, and other technology maintenance costs.

Other expenses were $475,000 in the first quarter of 2026, decreasing $323,000 from the linked quarter and $216,000 from the year-ago period. The decrease from the linked quarter reflected a one-time $100,000 charitable contribution and $162,000 in fees related to the aforementioned loans held-for-sale during the fourth quarter of 2025. The year-over-year decrease reflected a heightened focus on practices and procedures as they relate to procurement, vendors, and accounts-payable, as well as a general emphasis on operating expense discipline.

Annualized noninterest expense represented 2.48% of average assets in the first quarter of 2026, compared to 2.51% and 2.33% in the linked and year-ago periods. The efficiency ratio was 75.65% in the first quarter of 2026 compared to 74.96% and 67.19% in the linked and year-ago periods, respectively(2).

Net Income

First quarter 2026 net income attributable to common shareholders was $2.4 million, or $0.38 per basic and diluted share, compared to a fourth quarter 2025 net loss attributable to common shareholders of $5.6 million, or $0.89 per basic share and $0.88 per diluted share, and first quarter 2025 net income of $3.0 million, or $0.48 per basic share and $0.47 per diluted share.

(2) Non-GAAP financial metric. See “Notes on Non-GAAP Financial Measures” and non-GAAP reconciliation included herein for the most directly comparable financial measures.

Statement of Financial Condition

As of March 31, 2026, the Company’s statement of financial condition reflects total assets of $1.42 billion, compared to $1.43 billion on December 31, 2025, and $1.50 billion on March 31, 2025.

Loans totaled $895.2 million on March 31, 2026, decreasing $1.5 million or 0.2% during the first quarter of 2026 and $16.9 million or 1.9% from one year prior. Consumer and residential loans totaled $347.0 million on March 31, 2026, decreasing $7.3 million or 2.1% during the first quarter of 2026 and $24.0 million or 6.5% from one year prior. Commercial loans totaled $549.5 million on March 31, 2026, increasing $5.8 million or 1.1% during the first quarter of 2026 and $6.7 million or 1.2% from one year prior.

Investment securities totaled $401.6 million on March 31, 2026, decreasing $11.6 million or 2.8% from the linked quarter and $42.5 million or 9.6% from the year-ago period. The decrease from December 31, 2025 was primarily due to $16.6 million of prepayments in mortgage obligation securities and $2.1 million of calls. The decrease from March 31, 2025 was primarily driven by $47.4 million in prepayments and $17.2 million in calls.

With respect to liabilities, deposits totaled $1.21 billion on March 31, 2026, increasing $27.9 million or 2.4% during the first quarter of 2026 and decreasing $52.8 million or 4.2% from one year prior. The increase from December 31, 2025 reflects growth in MMDA deposits and both interest- and non-interest-bearing demand deposits, partially offset by runoff of higher-cost time deposits. The decrease from March 31, 2025 was primarily driven by runoff of higher-cost brokered deposits and time deposits, partially offset by growth in MMDA deposits and both interest- and non-interest-bearing demand deposits.

Core deposits totaled $993.7 million on March 31, 2026, increasing $46.5 million or 4.9% during the first quarter of 2026 and increasing $3.5 million or 0.4% from one year prior.

Shareholders’ equity totaled $123.6 million on March 31, 2026, increasing $1.1 million or 0.9% during the first quarter of 2026 and decreasing $1.3 million or 1.1% from one year prior. The increase from December 31, 2025 primarily reflected a $1.8 million increase in retained earnings, a $1.3 million decrease in accumulated other comprehensive loss (“AOCL”) and a $705,000 increase in additional paid in capital.

Asset Quality

The Company’s asset quality metrics reflect ongoing efforts the Bank is undertaking as part of its commitment to continuously improve its credit risk management approach.

Nonperforming loans were $38.2 million, or 4.26% of total loans on March 31, 2026, compared to $27.6 million, or 3.07%, of total loans on December 31, 2025, and $13.2 million or 1.45% of total loans on March 31, 2025. The increase primarily reflected certain legacy loans associated with two commercial relationships that may have been less than 90 days delinquent but were identified as having unique risk characteristics through the Company’s 2025 portfolio review, and specific reserves for these exposures were established as appropriate prior to the first quarter of 2026.

Net charge-offs (“NCOs”) after recoveries declined to $284,000, or an annualized 0.13% of average loans in the first quarter of 2026, from $604,000, or 0.27%, in the linked quarter and $340,000, or 0.15% in the year-ago period. First quarter 2026 NCOs benefited from $481,000 in recoveries in the first three months of the year, primarily attributed to one commercial loan relationship recovery of $312,500.

A credit loss provision benefit of $168,000 was recorded in the first quarter of 2026, reflecting lower net charge offs and overall credit performance that resulted in a small reserve release in the first three months of this year. Provision for credit loss expense was $11.2 million in the linked quarter, reflecting a $10.8 million increase in the Company’s ACL in the period in conjunction with December 2025’s completion of the Company’s comprehensive commercial loan portfolio review. Provision expense was $457,000 in the year-ago period.

The Company believes it is sufficiently collateralized and reserved, with an ACL of $29.0 million on March 31, 2026, compared to $29.4 million on December 31, 2025, and $17.4 million on March 31, 2025. As a percentage of total loans, ACL represented 3.24% on March 31, 2026, 3.28% on December 31, 2025, and 1.91% on March 31, 2025.

Specific reserves, including those established in conjunction with 2025’s comprehensive commercial portfolio review, represented 63.8% of the Company’s ACL at the end of the first quarter of 2026.

Liquidity

The Company has diligently ensured a strong liquidity profile as of March 31, 2026 to meet its ongoing financial obligations. The Bank’s liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution’s leadership.

The Bank’s analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. Total deposits were $1.21 billion on March 31, 2026, compared to $1.18 billion on December 31, 2025, and $1.26 billion on March 31, 2026. Core deposits, as a percentage of total deposits, represented 82.01% on March 31, 2026, compared to 79.78% on December 31, 2025, and 78.31% on March 31, 2025. The Bank continues to implement strategic initiatives to enhance its core deposit franchise, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

On March 31, 2026, Pathfinder Bancorp had an available additional funding capacity of $138.5 million with the Federal Home Loan Bank of New York and $45.0 million with the Federal Reserve Bank, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $15.0 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Cash Dividend Declared

On March 30, 2026, Pathfinder’s Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock.

In addition, this dividend also extends to the notional shares of the Company’s warrants. Shareholders registered by April 17, 2026 will be eligible for the dividend, which is scheduled for disbursement on May 8, 2026. This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company’s market performance, the closing stock price as of March 31, 2026 stood at $12.76 per share. This positions the annualized dividend yield at 3.13%.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse, and their neighboring communities. Strategically located branches, as well as diversified consumer, mortgage, and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, statements regarding expected earnings normalization, future credit costs, the adequacy of the allowance for credit losses, reduced incremental reserve pressure, potential expansion of regulatory capital ratios, dividend sustainability, liquidity capacity, funding availability, and the Company’s business strategy and outlook for 2026 and beyond.

Forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of numerous factors. Although it is not possible to identify all factors that may cause actual results to differ, such include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in prevailing interested rates; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; the risk that actual credit losses, borrower performance, collateral values, or loan migration patterns differ from management’s forward-looking estimates or assumptions; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels or changes in deposit mix that may necessitate increased borrowing to fund loans and investments; access to wholesale or other funding sources; operational risks including, cybersecurity, fraud, model risk and natural disasters; credit risk management; and the risk that the Company may not be successful in the implementation of its business strategy.

Additional factors that could cause actual results to differ materially are described in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website, www.sec.gov. While the Company believes it has identified and discussed the material risks affecting its business, there may be additional risks and uncertainties not currently known or considered immaterial that could affect the forward-looking statements made herein.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Notes on Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures, including, but not limited to the efficiency ratio, pre-tax, pre-provision net income, tangible common equity, tangible book value per share, and return on average tangible common equity. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

The Company believes these non-GAAP financial measures provide useful information to investors by assisting in the evaluation of the Company’s operating performance, operating efficiency, financial condition, and trends, and by facilitating comparisons with prior periods and with peer institutions. In particular, management uses these measures to assess expense control relative to revenue generation, underlying profitability excluding certain non-recurring or non-operational items, and capital strength on a basis that it believes is meaningful for internal planning and external analysis.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and should be considered only in conjunction with the Company’s GAAP financial results.

Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures within this release.

PATHFINDER BANCORP, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2026	2025
SELECTED BALANCE SHEET DATA:	March 31,	December 31,	September 30,	June 30,	March 31,
ASSETS:
Cash and due from banks	$13,915	$11,521	$19,317	$16,183	$18,606
Interest-earning deposits	25,244	19,649	21,255	15,292	32,862
Total cash and cash equivalents	39,159	31,170	40,572	31,475	51,468
Available-for-sale securities, at fair value	272,971	276,815	294,457	300,951	284,051
Held-to-maturity securities, at amortized cost	122,432	130,324	142,538	157,892	155,704
Marketable equity securities, at fair value	6,207	6,034	5,352	4,881	4,401
Federal Home Loan Bank stock, at cost	2,169	2,560	3,488	5,278	2,906
Loans held-for-sale	5,700	5,900	-	3,161	-
Loans, net of deferred fees	895,202	896,670	898,520	909,723	912,150
Less: Allowance for credit losses	28,966	29,436	18,654	15,983	17,407
Loans receivable, net	866,236	867,234	879,866	893,740	894,743
Premises and equipment, net	17,882	18,008	18,760	19,047	19,233
Operating lease right-of-use assets	1,072	1,098	1,124	1,115	1,356
Finance lease right-of-use assets	15,687	15,885	16,082	16,280	16,478
Accrued interest receivable	5,832	6,328	6,498	6,889	6,748
Foreclosed real estate	137	137	137	83	-
Intangible assets, net	5,205	5,362	5,518	5,675	5,832
Goodwill	5,056	5,056	5,056	5,056	5,056
Bank owned life insurance	31,631	31,374	31,145	31,045	24,889
Other assets	24,606	23,351	21,675	22,551	22,472
Total assets	$1,421,982	$1,426,636	$1,472,268	$1,505,119	$1,495,337

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Interest-bearing deposits	$1,005,092	$987,471	$1,028,782	$1,030,155	$1,061,166
Noninterest-bearing deposits	206,635	196,377	196,299	191,732	203,314
Total deposits	1,211,727	1,183,848	1,225,081	1,221,887	1,264,480
Short-term borrowings	15,000	44,000	38,000	75,500	27,000
Long-term borrowings	12,374	14,074	18,702	20,977	17,628
Subordinated debt	30,155	30,155	30,258	30,206	30,156
Accrued interest payable	451	424	1,134	813	844
Operating lease liabilities	1,282	1,304	1,326	1,313	1,560
Finance lease liabilities	16,295	16,390	16,479	16,566	16,655
Other liabilities	11,115	13,990	14,949	13,444	12,118
Total liabilities	1,298,399	1,304,185	1,345,929	1,380,706	1,370,441
Shareholders' equity:
Voting common stock shares issued and outstanding	4,876,213	4,805,361	4,794,225	4,788,109	4,761,182
Voting common stock	$49	$48	$48	$48	$48
Non-voting common stock	14	14	14	14	14
Additional paid in capital	55,095	54,390	53,974	53,645	53,103
Retained earnings	75,140	73,366	79,560	79,564	80,163
Accumulated other comprehensive loss	(6,715)	(5,367)	(7,257)	(8,858)	(8,432)
Total shareholders' equity	123,583	122,451	126,339	124,413	124,896
Total liabilities and shareholders' equity	$1,421,982	$1,426,636	$1,472,268	$1,505,119	$1,495,337

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	2026	2025
SELECTED INCOME STATEMENT DATA:	Q1	Q4	Q3	Q2	Q1
Interest and dividend income:
Loans, including fees	$12,357	$12,983	$13,799	$13,106	$13,672
Debt securities:
Taxable	4,599	4,681	5,307	5,522	5,185
Tax-exempt	335	385	455	465	402
Dividends	49	83	44	21	93
Federal funds sold and interest-earning deposits	162	162	131	68	89
Total interest and dividend income	17,502	18,294	19,736	19,182	19,441
Interest expense:
Interest on deposits	6,133	6,768	6,957	7,318	6,945
Interest on short-term borrowings	266	365	566	495	545
Interest on long-term borrowings	114	123	127	72	65
Interest on subordinated debt	649	528	486	483	475
Total interest expense	7,162	7,784	8,136	8,368	8,030
Net interest income	10,340	10,510	11,600	10,814	11,411
(Benefit from) provision for credit losses:
Loans	(186)	11,385	3,341	1,173	504
Held-to-maturity securities	-	(86)	-	5	-
Unfunded commitments	18	(105)	153	19	(47)
Total (benefit from) provision for credit losses, net	(168)	11,194	3,494	1,197	457
Net interest income after provision for (benefit from) credit losses	10,508	(684)	8,106	9,617	10,954
Noninterest income (loss):
Service charges on deposit accounts	376	381	404	380	374
Earnings and gain on bank owned life insurance	256	230	286	156	162
Loan servicing fees	89	75	113	97	101
Net realized losses on sales and redemptions of investment securities	(5)	(3)	(12)	-	(8)
Loss on asset sale	-	(115)	-	-	-
Net unrealized gains on marketable equity securities	76	667	145	420	218
Gains on sales of loans and foreclosed real estate	186	133	121	83	65
Fair value adjustment to loans held-for-sale [1]	(203)	(398)	-	(3,064)	-
Loss on sale of premises and equipment	-	(37)	-	-	-
Debit card interchange fees	139	112	217	180	1
Other charges, commissions & fees	213	268	229	230	284
Total noninterest income (loss)	1,127	1,313	1,503	(1,518)	1,197
Noninterest expense:
Salaries and employee benefits	4,857	4,924	5,005	4,525	4,450
Building and occupancy	1,327	1,337	1,399	1,230	1,347
Data processing	733	698	641	667	666
Professional and other services	680	657	709	778	606
Advertising	89	155	86	77	141
FDIC assessments	204	204	171	-	229
Audits and exams	140	169	132	60	114
Amortization expense	157	157	156	157	157
Community service activities	21	21	10	28	11
Foreclosed real estate expenses	9	30	26	29	21
Other expenses	475	798	602	510	691
Total noninterest expense	8,692	9,150	8,937	8,061	8,433
Income (loss) before provision for income taxes	2,943	(8,521)	672	38	3,718
Provision for (benefit from) income taxes	530	(2,957)	46	7	744
Net income (loss)	$2,413	$(5,564)	$626	$31	$2,974
Voting Earnings per common share - basic	$0.38	$(0.89)	$0.10	$-	$0.48
Voting Earnings per common share - diluted	$0.38	$(0.88)	$0.10	$-	$0.47
Series A Non-Voting Earnings per common share- basic	$0.38	$(0.89)	$0.10	$-	$0.48
Series A Non-Voting Earnings per common share- diluted	$0.38	$(0.88)	$0.10	$-	$0.47
Dividends per common share (Voting and Series A Non-Voting)	$0.10	$0.10	$0.10	$0.10	$0.10

1 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to their estimated market value based on active sale negotiations.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	2026	2025
FINANCIAL HIGHLIGHTS:	Q1	Q4	Q3	Q2	Q1
Selected Ratios:
Return on average assets	0.68%	-1.54%	0.17%	0.01%	0.81%
Return on average common equity	7.78%	-17.29%	1.98%	0.10%	9.64%
Return on average equity	7.78%	-17.29%	1.98%	0.10%	9.64%
Return on average tangible common equity [1]	8.61%	-18.67%	2.17%	0.11%	10.73%
Net interest margin	3.10%	3.09%	3.34%	3.11%	3.31%
Loans / deposits	73.88%	75.74%	73.34%	74.45%	72.14%
Core deposits/deposits [2]	82.01%	79.78%	78.37%	78.47%	78.31%
Annualized non-interest expense / average assets	2.48%	2.51%	2.40%	2.18%	2.33%
Commercial real estate / risk-based capital [3]	189.84%	190.37%	174.67%	183.34%	182.62%
Efficiency ratio [1]	75.65%	74.96%	68.78%	65.66%	67.19%

Other Selected Data:
Average yield on loans	5.48%	5.74%	6.09%	5.75%	5.97%
Average cost of interest-bearing deposits	2.45%	2.68%	2.71%	2.81%	2.76%
Average cost of total deposits, including noninterest-bearing	2.06%	2.24%	2.28%	2.37%	2.29%
Deposits/branch	$100,977	$98,654	$102,090	$101,824	$105,373
Pre-tax, pre-provision net income [1]	$2,797	$3,056	$4,057	$4,216	$4,118
Total revenue [1]	$11,489	$12,206	$12,994	$12,277	$12,551

Share and Per Share Data:
Cash dividends per share	$0.10	$0.10	$0.10	$0.10	$0.10
Book value per common share	$19.75	$19.80	$20.46	$20.17	$20.33
Tangible book value per common share [1]	$18.11	$18.11	$18.75	$18.43	$18.56
Basic weighted average shares outstanding - Voting	4,838	4,799	4,790	4,769	4,749
Diluted weighted average shares outstanding - Voting	4,885	4,859	4,842	4,811	4,819
Basic earnings per share - Voting [4]	$0.38	$(0.89)	$0.10	$-	$0.48
Diluted earnings per share - Voting [4]	$0.38	$(0.88)	$0.10	$-	$0.47
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380	1,380
Basic earnings per share - Series A Non-Voting [4]	$0.38	$(0.89)	$0.10	$-	$0.48
Diluted earnings per share - Series A Non-Voting [4]	$0.38	$(0.88)	$0.10	$-	$0.47
Common shares outstanding at period end	6,256	6,186	6,175	6,168	6,141

Pathfinder Bancorp, Inc. Capital Ratios:
Company tangible common equity to tangible assets [1]	8.03%	7.91%	7.92%	7.61%	7.68%
Company Total Core Capital (to Risk-Weighted Assets)	16.18%	15.57%	15.81%	15.97%	15.89%
Company Tier 1 Capital (to Risk-Weighted Assets)	12.43%	12.29%	12.17%	12.31%	12.24%
Company Tier 1 Common Equity (to Risk-Weighted Assets)	11.92%	11.78%	11.68%	11.81%	11.75%
Company Tier 1 Capital (to Assets)	8.95%	8.57%	8.79%	8.75%	8.82%

Pathfinder Bank Capital Ratios:
Bank Total Core Capital (to Risk-Weighted Assets)	14.87%	14.72%	14.71%	14.87%	14.86%
Bank Tier 1 Capital (to Risk-Weighted Assets)	13.59%	13.45%	13.45%	13.62%	13.61%
Bank Tier 1 Common Equity (to Risk-Weighted Assets)	13.59%	13.45%	13.45%	13.62%	13.61%
Bank Tier 1 Capital (to Assets)	9.79%	9.41%	9.72%	9.68%	9.80%

1 Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

2 Non-brokered deposits excluding certificates of deposit of $250,000 or more.

3 Construction and development, multifamily, and non-owner occupied CRE loans as a percentage of Pathfinder Bank total capital.

4 Basic and diluted earnings per share are calculated based upon the two-class method.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	2026	2025
ASSET QUALITY:	Q1	Q4	Q3	Q2	Q1
Total loan charge-offs	$765	$767	$923	$2,844	$508
Total recoveries	481	163	253	247	168
Net loan charge-offs	284	604	670	2,597	340
Allowance for credit losses at period end	28,966	29,436	18,654	15,983	17,407
Nonperforming loans at period end	38,160	27,561	23,305	11,689	13,232
Nonperforming assets at period end	$38,297	$27,698	$23,442	$11,772	$13,232
Annualized net loan charge-offs to average loans	0.13%	0.27%	0.30%	1.14%	0.15%
Allowance for credit losses to period end loans	3.24%	3.28%	2.08%	1.76%	1.91%
Allowance for credit losses to nonperforming loans	75.91%	106.80%	80.04%	136.74%	131.55%
Nonperforming loans to period end loans	4.26%	3.07%	2.59%	1.28%	1.45%
Nonperforming assets to period end assets	2.69%	1.94%	1.59%	0.78%	0.88%

	2026	2025
LOAN COMPOSITION:	March 31,	December 31,	September 30,	June 30,	March 31,
1-4 family first-lien residential mortgages	$234,027	$239,692	$238,975	$240,833	$243,854
Residential construction	1,259	2,039	1,406	3,520	3,162
Commercial real estate	384,739	380,311	371,683	381,575	381,479
Commercial lines of credit	80,238	75,371	79,021	75,487	65,074
Other commercial and industrial	77,863	81,210	86,687	85,578	91,644
Paycheck protection program loans	49	63	74	85	96
Tax exempt commercial loans	6,581	6,716	6,229	6,349	4,446
Home equity and junior liens	51,442	49,783	50,106	49,339	52,315
Other consumer	60,278	62,825	65,694	68,439	71,681
Subtotal loans	896,476	898,010	899,875	911,205	913,751
Deferred loan fees	(1,274)	(1,340)	(1,355)	(1,482)	(1,601)
Total loans	$895,202	$896,670	$898,520	$909,723	$912,150

	2026	2025
DEPOSIT COMPOSITION:	March 31,	December 31,	September 30,	June 30,	March 31,
Savings accounts	$127,044	$122,718	$123,958	$129,252	$129,898
Time accounts	283,693	317,201	333,211	341,063	349,673
Time accounts in excess of $250,000	130,857	134,779	143,026	144,355	149,922
Money management accounts	8,483	9,539	9,539	9,902	10,774
MMDA accounts	315,982	285,564	298,653	278,919	306,281
Demand deposit interest-bearing	134,399	110,702	115,274	120,083	109,941
Demand deposit noninterest-bearing	206,635	196,377	196,299	191,732	203,314
Mortgage escrow funds	4,634	6,968	5,121	6,581	4,677
Total deposits	$1,211,727	$1,183,848	$1,225,081	$1,221,887	$1,264,480

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	2026	2025
SELECTED AVERAGE BALANCES:	Q1	Q4	Q1
Interest-earning assets:
Loans	$902,143	$904,977	$916,207
Taxable investment securities	377,210	400,605	416,558
Tax-exempt investment securities	33,472	33,786	34,475
Fed funds sold and interest-earning deposits	21,143	19,963	12,939
Total interest-earning assets	1,333,968	1,359,331	1,380,179
Noninterest-earning assets:
Other assets	120,516	113,425	114,882
Allowance for credit losses	(29,436)	(18,764)	(17,413)
Net unrealized losses on available-for-sale securities	(5,559)	(6,723)	(9,947)
Total assets	$1,419,489	$1,447,269	$1,467,701
Interest-bearing liabilities:
NOW accounts	$125,250	$116,184	$111,643
Money management accounts	9,110	9,636	10,906
MMDA accounts	298,555	298,510	256,186
Savings and club accounts	125,276	122,533	129,769
Time deposits	441,341	465,032	498,963
Subordinated loans	30,155	30,192	30,123
Borrowings	39,982	52,125	70,575
Total interest-bearing liabilities	1,069,669	1,094,212	1,108,165
Noninterest-bearing liabilities:
Demand deposits	193,992	194,277	206,137
Other liabilities	31,817	30,037	29,961
Total liabilities	1,295,478	1,318,526	1,344,263
Shareholders' equity	124,011	128,743	123,438
Total liabilities & shareholders' equity	$1,419,489	$1,447,269	$1,467,701

	2026	2025
SELECTED AVERAGE YIELDS:	Q1	Q4	Q1
Interest-earning assets:
Loans	5.48%	5.74%	5.97%
Taxable investment securities	4.93%	4.76%	5.07%
Tax-exempt investment securities	4.00%	4.56%	4.66%
Fed funds sold and interest-earning deposits	3.06%	3.25%	2.75%
Total interest-earning assets	5.25%	5.38%	5.63%
Interest-bearing liabilities:
NOW accounts	0.95%	1.08%	1.07%
Money management accounts	0.09%	0.17%	0.11%
MMDA accounts	2.65%	2.99%	3.06%
Savings and club accounts	0.22%	0.24%	0.25%
Time deposits	3.43%	3.57%	3.69%
Subordinated loans	8.61%	7.00%	6.31%
Borrowings	3.80%	3.74%	3.46%
Total interest-bearing liabilities	2.68%	2.85%	2.90%
Net interest rate spread	2.57%	2.53%	2.73%
Net interest margin	3.10%	3.09%	3.31%
Ratio of average interest-earning assets to average interest-bearing liabilities	124.71%	124.23%	124.55%

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.

	2026	2025
NON-GAAP RECONCILIATIONS:	Q1	Q4	Q3	Q2	Q1
Tangible book value per common share:
Total equity	$123,583	$122,451	$126,339	$124,413	$124,896
Intangible assets	(10,261)	(10,418)	(10,574)	(10,731)	(10,888)
Tangible common equity (non-GAAP)	113,322	112,033	115,765	113,682	114,008
Common shares outstanding	6,256	6,186	6,175	6,168	6,144
Tangible book value per common share (non-GAAP)	$18.11	$18.11	$18.75	$18.43	$18.56
Tangible common equity to tangible assets:
Tangible common equity (non-GAAP)	$113,322	$112,033	$115,765	$113,682	$114,008
Tangible assets	1,411,721	1,416,218	1,461,694	1,494,388	1,484,449
Tangible common equity to tangible assets ratio (non-GAAP)	8.03%	7.91%	7.92%	7.61%	7.68%
Return on average tangible common equity:
Average shareholders' equity	$124,011	$128,743	$126,211	$125,225	$123,438
Average intangible assets	10,363	10,520	10,677	10,834	10,991
Average tangible equity (non-GAAP)	113,648	118,223	115,534	114,391	112,447
Net income (loss)	2,413	(5,564)	626	31	2,974
Net income (loss), annualized	$9,786	$(22,075)	$2,511	$124	$12,061
Return on average tangible common equity (non-GAAP) [1]	8.61%	-18.67%	2.17%	0.11%	10.73%
Revenue, pre-tax, pre-provision net income, and efficiency ratio:
Net interest income	$10,340	$10,510	$11,600	$10,814	$11,411
Total noninterest income (loss)	1,127	1,313	1,503	(1,518)	1,197
Net realized losses on sales and redemptions of investment securities	(5)	(3)	(12)	-	(8)
Gains on sales of loans and foreclosed real estate	186	133	121	83	65
Fair value adjustment to loans held-for-sale [2]	(203)	(398)	-	(3,064)	-
Loss on asset sale	-	(115)	-	-	-
Revenue (non-GAAP) [3]	11,489	12,206	12,994	12,277	12,551
Total non-interest expense	8,692	9,150	8,937	8,061	8,433
Pre-tax, pre-provision net income (non-GAAP) [4]	$2,797	$3,056	$4,057	$4,216	$4,118
Efficiency ratio (non-GAAP) [5]	75.65%	74.96%	68.78%	65.66%	67.19%

1 Return on average tangible common equity equals annualized net income (loss) divided by average tangible equity.

2 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to the estimated market value based on sale negotiation terms.

3 Revenue equals net interest income plus total noninterest income, less net realized gains or losses on sales and redemptions of investment securities, sales of loans and foreclosed real estate, fair value adjustment to loans held-for-sale, and sales of assets.

4 Pre-tax, pre-provision net income equals revenue less total non-interest expense.

5 Efficiency ratio equals noninterest expense divided by revenue.

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.